As filed with the Securities and Exchange Commission on October 17, 1996.

Registration No. 333-


			SECURITIES AND EXCHANGE COMMISSION
			    Washington, D.C. 20549
				____________
				  FORM S-3
	     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
				____________
			 COMPAQ COMPUTER CORPORATION
	    (Exact Name of Registrant as Specified in Its Charter)

  Delaware                        3571                    76-0011617
 (State or other      (Primary standard industrial      (IRS Employer
 jurisdiction          classification code number)     Identification No.)
 incorporation
 or organization)


			    20555 S.H. 249
			 Houston, Texas 77070
			    (713) 370-0670
  (Address, including zip code, and telephone number, including area code,
		 of registrant's principal executive offices)

			      Wilson D. Fargo
			Compaq Computer Corporation
			      20555 S.H. 249
			     Houston, Texas 77070
			       (713) 370-0670
	 (Name, address, including zip code, and telephone number,
		  including area code, of agent for service)

	Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
       If the only securities being registered on this Form are being offered to dividend or interest reinvestment plans, please check the following box.__
       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. x
      If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.__
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.__
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.__

CALCULATION OF REGISTRATION FEE

				Proposed   Proposed
				Maximum    Maximum
Title of                        Offering   Aggregate      Amount
Securities                      Price      Offering       of
to be          Amount to be     Per Share  Price          Registration
Registered     Registered      (1)        (1)             Fee
=======================================================================
Common Stock,  102,268 shares   $70.125   $7,171,543.50   $2,173.20
par value
$.01 per share

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) using the average of the high and low prices reported on the New York Stock Exchange transactions tape on October 11, 1996.


	The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section
8(a), may determine.


			  102,268 Shares


		   COMPAQ COMPUTER CORPORATION

			   Common Stock
		   (par value $.01 per share)
______________

All of the 102,268 shares (the "Shares") of Common
Stock offered hereby are being sold by the Selling Stockholders
named herein.   See "Selling Stockholders." The Shares may be
offered by the Selling Stockholders from time to time in transactions in the over-the-counter market, on a national securities exchange or otherwise at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through underwriters, brokers, dealers or agents who may receive compensation in the form of discounts, commissions or concessions from the Selling Stockholders or the purchasers of the Shares for whom such underwriters, brokers, dealers or agents may act. See "Plan of Distribution." The Company will not receive any of the proceeds from the sale of any of the Shares by the Selling Stockholders.


	The Common Stock is listed on the New York Stock
Exchange under the symbol "CPQ."

______________


THESE SECURITIES HAVE NOT BEEN APPROVED OR
DISAPPROVED BY THE SECURI-TIES AND
EXCHANGE COMMISSION OR ANY STATE
SECURITIES COMMISSION
 NOR HAS THE SECURITIES AND EXCHANGE
COMMISSION OR ANY STATE SECURITIES
COMMISSION PASSED UPON THE ACCURACY ADE-
QUACY OF THIS PROSPECTUS.  ANY
REPRESENTATION TO
THE CONTRARY IS  A  CRIMINAL  OFFENSE.

______________



The date of this Prospectus is October 17, 1996.



AVAILABLE INFORMATION

	Compaq Computer Corporation (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information concerning the Company may be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W.,
Washington D.C. 20549; The Citicorp Center, 500 West
Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington D.C. 20549 at prescribed rates. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission; such information may be found at http:\\www.sec.gov. The
Common Stock is listed on the New York Stock Exchange (the "NYSE") and the Company's registration statements, reports, proxy and information statements and other information may also be inspected at the offices of the NYSE, 20 Broad Street, New, York, New York 10005.

	This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all exhibits and amendments thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to the Company and the Shares offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.


INCORPORATION OF DOCUMENTS BY REFERENCE

	The following documents which have been filed the Company with the Commission are incorporated herein by reference:

	1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995;

	2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996; and June 30, 1996;

	3. The Company's Current Reports on Form 8-K as filed on January 26, 1996, March 4, 1996, April 26, 1996, July
29, 1996 and October 17, 1996; and

	4. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A.

	All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in a subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

	Copies of all documents incorporated by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents) will be provided without charge to each person, including any beneficial owner, who receives a copy of this Prospectus on the written request of such person addressed to the Corporate
Secretary, Compaq Computer Corporation, 20555 S.H. 249,
Houston, Texas 77070-2698.


THE COMPANY

	Compaq Computer Corporation, founded in 1982, designs, develops, manufactures, and markets a wide range of personal computing products, including desktop personal computers, portable computers, and tower PC servers and peripheral products that store and manage data in network environments. The Company markets its products primarily to business, home, government, and education customers. The Company operates in one principal industry segment across geographically diverse markets.

	The Company, a Delaware corporation, has its principal
executive offices at 20555 SH 249, Houston, Texas  77070
(telephone number (713) 370-0670).


USE OF PROCEEDS

	The Company will not receive any proceeds from the sale of the shares offered hereby.


SELLING STOCKHOLDERS

	The following table sets forth as of October 1, 1996, the name of each Selling Stockholder, the Common Stock owned by each Selling Stockholder, the amount of Common Stock offered hereby and the number of amount of Common Stock to be owned by each Selling Stockholder assuming all of the Shares offered hereby are sold. Each of the stockholders shown below holds less than 1% of the total outstanding Common
Stock of the Company.

			       Common Stock     Common Stock    Common Stock
  Name                       Prior to Offering  Offered Hereby   Held After
								  Offering

Walter and Lorraine Thirion(1)     198,268            98,268       100,000
Paul Andrew Michael Thirion          2,549             2,000           549
  1989 Trust
Katherine Yvonne Thirion             2,549             2,000           549
  1989 Trust
_______________________
(1)     In addition, in connection with the acquisition of Thomas
Conrad Corporation ("TCC") by the Company, 37,045 shares of Common Stock were placed in an escrow account of which Walter and Lorraine Thirion are the beneficiaries. If required, such shares will be transferred to Compaq in satisfaction of any indemnity claims arising out of the acquisition of TCC. The escrow is for a period of eighteen months from October 17, 1995. Until such time, Walter and Lorraine Thirion have the power to direct the voting of any shares held in escrow.


PLAN OF DISTRIBUTION

	The Shares may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following: (a) a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and
(d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in the resales.

	In connection with distributions of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares registered hereunder in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares registered hereunder, which the broker-dealer may resell or otherwise transfer pursuant to this prospectus. The Selling Stockholder may also loan or pledge the Shares registered hereunder to a broker-dealer and the broker-dealer may sell the Shares so loaned or upon a default the broker-dealer may effect sales of the pledged Shares pursuant to this prospectus.

	Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Stockholders in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales and any commission, discount or concession may be deemed to be underwriting discounts or commission under the Securities Act.

	All costs, expenses and fees in connection with the registration of the Shares will be borne by the Company. Commissions, discounts and concessions, if any, attributable to the sales of the Shares will be borne by the Selling
Stockholders. The Selling Stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. The Selling Stockholders have agreed to indemnify certain persons including broker-dealers or agents against certain liabilities in connection with the offering of the Shares, including liabilities arising under the Securities Act. Pursuant to the registration rights agreement between the Company and the Selling Stockholders, the Company has agreed to indemnify the Selling Stockholders and any Underwriters (as defined in the agreement) against certain liabilities in connection with the offering of the Shares, including liabilities arising under the Securities Act

LEGAL OPINIONS

	The legality of the Shares to be offered hereby will be passed upon by Linda S. Auwers, Vice President and Assistant
General Counsel Corporate Compliance of the Company.


EXPERTS

	The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Compaq Computer Corporation for the year ended December
31, 1995 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. Neither the delivery of this Prospectus nor any statement made hereunder shall, under any circumstances, create any implication that there has been no change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Common Stock in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation


			     102,268 Shares

		       Compaq Computer Corporation

			      Common Stock

			  ____________________

____________________

TABLE OF CONTENTS
PROSPECTUS
____________________
____________________

					 Page


Available Information                     2


Incorporation of Documents by Reference   2


The Company                               4


Use of Proceeds                           4


Selling Stockholders                      4


Plan of Distribution                      5


Legal Opinions                            5


Experts                                   5

October 17, 1996





PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.        Other Expenses of Issuance and Distribution

	The estimated expenses to be paid by the registrant in connection with this offering are as follows:

Securities and Exchange Commission registration fee  $       2,174
NYSE fees                                                    1,500
Accounting fees and expenses                                 2,000
Legal fees and expenses                                      1,500
Miscellaneous expenses                                         126
							     _____
							    $7,300

Item 15.        Indemnification of Directors and Officers

	Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director or officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and others in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation.
Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above or in the defense of any claim, issue or matter therein, the corporation must indemnify such director or officer against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith.

	Article VI of the By-Laws of the Company provides for indemnification of the directors and officers of the Company to the fullest extent permitted by law. Section 6.4 of the By-Laws provides that expenses incurred by a director or officer in defending a suit or other similar proceeding shall be paid by the Company upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to be indemnified by the Company.

	In addition, Article 6 of the Company's Restated Certificate of Incorporation (the "Charter") contains a provision that limits the liability of the Company's directors to the fullest extent permitted by the Delaware General Corporation Law. The provision eliminates the personal liability of directors to the Company or its stockholders for monetary damages for breach of the director's fiduciary duty as a director. As a result, stockholders may be unable to recover monetary damages against directors for negligent or grossly negligent acts or omissions in violation of their duty of care. The provision does not change the liability of a director for breach of his duty of loyalty to the Company or to stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for the declaration or payment of dividends in violation of Delaware law, or in respect to any transaction from which a director receives an improper personal benefit.

	In addition to its Charter and By-Laws provisions, the Company has taken such other steps as are reasonably necessary to effect its indemnification policy. Included among such other steps is liability insurance provided by the Company for its directors and officers for certain losses arising from claims or charges made against them in their capacities as directors or officers of the Company. The Company has also entered into indemnification agreements with individual officers and directors. These agreements generally provide such officers and directors with a contractual right to indemnification to the full extent provided by applicable law and the By-Laws of the Company as in effect at the respective dates of such agreements.


Item 16.        Exhibits.

5.1 Opinion of Linda S. Auwers, Vice President and Assistant General Counsel Corporate Compliance of the Company, as to the legality of the securities being registered.

23.1 Consent of Linda S. Auwers, Vice President and Assistant General Counsel Corporate Compliance of the Company, is included in the opinion filed as Exhibit 5.1 to this Registration Statement.

23.2    Consent of Price Waterhouse LLP, Independent Accountants.

24.1 Power of Attorney is included on the signature page of this Registration Statement.

Item 17.        Undertakings.

	(a)     The undersigned Registrant hereby undertakes:

		(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

		(2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

		(3) To remove from registration by means of a post-effective amendment any of the securities being registered with remain unsold at the termination of the offering.

	(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

	Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 16th day of October, 1996.


	COMPAQ COMPUTER CORPORATION



	By:  ____/s/ Eckhard Pfeiffer________________

		Eckhard Pfeiffer

		President and Chief Executive Officer


POWER OF ATTORNEY

	We, the undersigned officers and directors of Compaq
Computer Corporation, do hereby constitute and appoint Eckhard Pfeiffer, Earl L. Mason and Wilson D. Fargo, or any one of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either one of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us, in our names in the capacities indicated below, any and all amendments thereto; and we do each hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

	Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                    Title                             Date

/s/ Eckhard Pfeiffer    President, Chief Executive Officer   October 16, 1996
(Eckhard Pfeiffer)      and Director (principal executive officer)

/s/ Earl L. Mason       Senior Vice President, Finance and   October 16, 1996
(Earl L. Mason)         Chief Financial Officer (principal
			financial and accounting officer)

/s/ Benjamin M. Rosen   Chairman of the Board of Directors   October 16, 1996
(Benjamin M. Rosen)

/s/ Lawrence T. Babbio  Director                             October 16, 1996
(Lawrence T. Babbio)

/s/ Robert Ted Enloe, III Director                           October 16, 1996
(Robert Ted Enloe, III)

/s/ George H. Heilmeier Director                             October 16, 1996
(George H. Heilmeier)

			Director
(George E.R. Kinnear II)

/s/ Peter N. Larson     Director                            October 16, 1996
(Peter N. Larson)

/s/ Kenneth L. Lay      Director                            October 16, 1996
(Kenneth L. Lay)

/s/ Kenneth Roman       Director                            October 16, 1996
(Kenneth Roman)

/s/ Lucille S. Salhany  Director                            October 16, 1996
(Lucille S. Salhany)



	EXHIBIT INDEX

Exhibit



5.1     Opinion of Linda S. Auwers, Vice President and
	Assistant General Counsel Corporate Compliance of the Company, as to the legality of the securities being registered.

23.1    Consent of Linda S. Auwers, Vice President and
	Assistant General Counsel Corporate Compliance of the Company (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

23.2    Consent of Price Waterhouse LLP, Independent
	Accountants.

24.1 Power of Attorney (included on the signature page of this Registration Statement).


[Compaq Computer Corporation Letterhead]

Exhibit 5.1


October 16, 1996


Compaq Computer Corporation
20555 S.H. 249
Houston, Texas 77070

Ladies and Gentlemen:

	I am the Vice President and Assistant General Counsel Corporate Compliance of Compaq Computer Corporation (the "Corporation") and have acted in such capacity in connection with its Registration Statement on Form S- 3 (the "Registration Statement") to register under the Securities Act of 1933, as amended, 102,268 shares (the "Shares") of Common Stock, $.01 par value, of the Corporation to be offered by certain selling stockholders as described in the Registration Statement. In connection therewith, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary for the purpose of this opinion.

	Upon the basis of the foregoing, I am of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

	I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.


	Very truly yours,


	/s/ Linda S. Auwers


	Linda S. Auwers

	Vice President and Assistant General Counsel
	Corporate Compliance of the Company



	Exhibit 23.2


CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 23, 1996, appearing on page 17 of Compaq Computer Corporation's Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the reference to us under the heading "Experts."


/s/ PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP

Houston, Texas
October 16, 1996